Exhibit 99.1
Chart Industries Reports 2019 Third Quarter Results

Atlanta, Georgia - October 17, 2019 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, today reported results for the third quarter ended September 30, 2019. Further details can be found in the supplemental presentation included with this release. Highlights include:

•	Orders of $286.2 million included record order levels for LNG fueling stations, lasers and hydrogen, contributing to record backlog of $755.6 million.

•	Received full and final notice to proceed (“FNTP”) on Venture Global’s Calcasieu Pass Project, as well as an additional $6.6 million order for air cooled heat exchangers on the project.

•	Reported gross margin as a percent of sales of 28.3%, an increase of 150 basis points over the second quarter of 2019 (+250 bps on an adjusted basis).

•	SG&A as a percent of sales of 16.1% has improved each quarter of 2019, and on a normalized basis is 13.5% of sales, reflecting lower required SG&A through our integration activities.

•
Reported EPS of $0.51 increased from $0.41 in the second quarter of 2019. Adjusted EPS of $0.77, a 13.2% increase over the second quarter of 2019 adjusted EPS, reflects our broad-based execution of our order pipeline and margin expansion activities.

•	Completed the acquisition of the Air-X-Changers (“AXC”) business on July 1, 2019 and identified target cost synergies totaling $29 million to be achieved within the first 12 months of ownership.

•	Projected 2020 total revenue growth of 21% to 24% (15% organic including Calcasieu Pass), and expected 2020 adjusted EPS in the base business of $4.75 to $5.25.

•	Expectation of $1.0 billion of additional big LNG orders in 2020.

Broad based global LNG infrastructure buildout, specialty markets, and significant synergies from the combination of Chart, VRV and Air-X-Changers drive continued order strength, 22% anticipated 2020 revenue growth, and further margin expansion. Third quarter 2019 revenue of $357.8 million brings year to date organic growth to 3.2%. Orders of $286.2 million for the third quarter contributed to total record backlog of $755.6 million, an organic increase over the end of 2018 even when excluding the Calcasieu Pass $135 million order.

In the third quarter, we received 33 orders greater than $1 million dollars, with 8 each in E&C Cryo, E&C Finfans and D&S West, and 9 in D&S East. The third quarter orders of $286.2 million dollars included a $6.6 million air cooler award on the last day of the quarter, expanding our equipment content on Venture Global’s Calcasieu Pass project. Also within the quarter, we received an order for $5 million with one customer for hydrogen, a $2.7 million dollar order for pipe related to a space application, a $9.2 million dollar order for a hydrogen recovery system in an ammonia plant, and a $7.5 million dollar order for IMB, the part of VRV that produces shell and tube heat exchangers.

Additionally, we were awarded a $23 million project for a PDH separation system project for which $1.3 million was booked in the third quarter and the remaining is expected to be booked in the fourth quarter of 2019 once full notice to proceed is given. Also, in early October, we received verbal notification of a $9 million award on a power plant project in the Caribbean.

Global LNG infrastructure activity continues to ramp up, with LNG opportunities currently being pursued by Chart in 71 countries. The focus of the activity is small-scale LNG (“ssLNG”), transportation and associated fueling stations. The third quarter of 2019 was a record quarter for LNG fueling station orders, with 19 stations booked, compared to only 3 in the third quarter of 2018. The strong third quarter of 2019 contributed to our year to date total orders for fueling stations of 41, compared to 21 year to date in 2018. In the third quarter, we signed a Memorandum of Understand (“MOU”) with AG&P to develop LNG infrastructure in India and Southeast Asia, which included 6 LCNG stations in the third quarter in India. These trends are expected to continue throughout 2020 and are reflected in the Distribution & Storage East (“D&S East”) backlog of $203.8 million ($165.5 million organically). D&S East backlog and organic backlog have sequentially increased each quarter of 2019.

September was the highest order month of the quarter for E&C Cryogenics and E&C FinFans which trends well for our 2020 outlook. While there is broad macro uncertainty toward industrials, in particular in light of the ongoing volatility in international trade and tariffs, we are confident in our underlying industrial forecast for 2020 in part because of our long-term agreements with our major industrial gas customers. In the third quarter of 2019, we extended our agreements with two of our top three customers, covering over $85 million dollars of associated total annual revenue. The industrial gas customers are forecasting 3% to 5% growth in 2020. In addition to the extension of existing industrial gas LTAs, this year we have been able to secure two multi-year, sole-source agreements with key over the road trucking customers for which we expect high single digit growth in the coming four years. LNG transportation growth in Europe is robust with a forecast of over 280,000 LNG trucks by 2030. Evidencing this trend, third quarter of 2019 LNG vehicle tank orders increased 87% over the second quarter of 2019 and were the highest quarter of the year. Lastly, packaged gas in D&S is a leading indicator for the rest of the business. In the third quarter, packaged gas orders were $65.6 million dollars, an increase over Q2 of 12.5% and an increase over Q3 2018 of 8.6%.

Our specialty market continues to offer additional growth for our Distribution & Storage West segment. Third quarter 2019 specialty market orders of $46 million dollars were 56% higher than the same quarter of 2018, and 54% higher than the second quarter of 2019, with record order levels in lasers and hydrogen. Specialty market sales of $40 million dollars in the quarter were 6% higher than the prior year. Our specialty market applications continue to expand, with committed fourth quarter 2019 orders in water treatment, a new market. We have already received an order for a water treatment system from the City of Denver and have several others in queue with other municipalities.

Big LNG export terminal activity continues to be an exciting prospect, and our production work has begun on Venture Global’s 10 MTPA Calcasieu Pass project for which we received our full and final notice to proceed in the third quarter of 2019. That project totals $142 million of anticipated revenue for us to recognize between now and mid-2021 and contributes to our 22% total growth forecast in 2020 (15% organic). Further progress toward final investment decisions (“FID”) was made on other significant big LNG order opportunities. Tellurian and Petronet LNG entered into an expanded MOU increasing their investment in the Driftwood project to 5 MTPA, or $2.5 billion in equity investment. This brings further momentum toward FID, which is now expected in the first half of 2020. Driftwood and Cheniere’s Corpus Christi Stage Three have indicated that they will utilize our IPSMR® process technology, for which we recently received our 5th U.S. patent covering liquefaction, heavy hydrocarbon removal and end flash gas cold recovery. Additionally, within Q3 2019, two new international oil companies officially validated the IPSMR® process for use within their projects, the culmination of years of work with these customers.

We are continuing our margin expansion activities and are driving this as a key part of our continuous improvement culture. Year to date we have executed restructuring actions that will result in $13.3 million of annualized savings beginning in 2020, unrelated to synergies from our acquisition integration efforts. We are also well underway in executing more margin expansion in the fourth quarter of 2019, with an additional $5 million of annualized savings expected.

On July 1, 2019, we closed on the acquisition of the Air-X-Changers (“AXC”) business, for which we originally anticipated over $20 million of cost synergies within the first 12 months. Within our first quarter of ownership, we have achieved over $12 million of the synergies, and have completed the facility consolidations, eight months ahead of schedule. Additionally, we have identified another $9 million of cost synergies which will be achieved in addition to the $20 million originally identified, also within the first year.

“Our margin expansion activities from the past 9 months, exceeding scheduled synergies from recent acquisitions, and our multiple aspects of growth potential with no heavy reliance on any one single application or end market positions us to deliver approximately $5.00 of projected adjusted earnings per share in 2020, before any additional big LNG orders,” said Jill Evanko, Chart’s President and CEO. “Further, we expect $1.0 billion of additional big LNG related orders in the second half of 2020 which extends our upcycle for revenue and earnings through 2023”.

Gross margin as a percent of sales of 28.3% for the third quarter of 2019 increased 150 basis points over the second quarter 2019 (26.7%). This reflects our year to date cost cutting activities, and on an adjusted basis is 28.8%, the highest of the year. SG&A continues to trend positively. Similar to Chart legacy businesses, the Air-X-Changer business runs with low SG&A as a percent of sales. SG&A of $57.5 million for the third quarter of 2019 includes restructuring and transaction related costs as well as commercial and legal settlement costs. On a normalized basis, SG&A is $48.4 million or 13.5% of sales, the lowest since the fourth quarter of 2012.

Our net income for the third quarter of 2019 of $18.7 million is an increase over the second quarter 2019 net income of $14.4 million. Reported earnings per share (“EPS”) of $0.51 is an increase over the second quarter 2019 EPS of $0.41. Adjusted EPS of $0.77 for the third quarter 2019 included $7.4 million of restructuring and transaction related cost ($0.17 of EPS), $1.3 million of integration costs ($0.03 of EPS), and $2.3 of other one-time costs ($0.06 of EPS) due to commercial settlements and dilution from the convertible notes.

Third quarter 2019 adjusted EPS of $0.77 is a 13.2% increase over second quarter adjusted EPS of $0.68, which included $6.8 million of restructuring and transaction related cost ($0.23 of EPS), and $0.8 million of VRV associated integration costs ($0.02 of EPS), and dilution impact from convertible notes that are fully hedged ($0.02).

OUTLOOK 2019
Our 2019 guidance includes second half 2019 revenue and earnings from the completed Air-X-Changers acquisition and includes additional interest and share count from our completed strategic financing activities. Our guidance assumes LNG project revenue in 2019 from the Venture Global Calcasieu Pass and Golar Gimi projects which is subject to project timing.

We expect the fourth quarter of 2019 to be very strong on order timing, including three potential orders over $20 million each, plus increasing year-end order activity across the segments with the exception of upstream and natural gas processing. We are updating our revenue and adjusted EPS guidance to reflect the timing of orders that will positively impact 2020. Our revised revenue guidance is an expected range of $1.33 billion to $1.35 billion for the full year of 2019, compared to previous guidance of $1.41 billion to $1.46 billion. We expect full year adjusted earnings per diluted share to be in the range of $2.70 to $2.90 per share, on approximately 34.7 million weighted average shares outstanding compared to our prior estimate of $2.85 to $3.20 per share, again as the result of the timing of orders which we expect to positively impact 2020. This excludes any restructuring costs and transaction-related costs, and as such is a non-GAAP measure. We expect our effective tax rate to be approximately 21%. Our expected capital expenditures for 2019 continue in the range of $35 million to $40 million, which includes the build out of an LNG fuel systems production line in Europe and maintenance and productivity capital for the Air-X-Changers / E&C FinFans segment. Our weighted average shares projection excludes any potential future dilution associated with our convertible notes.

OUTLOOK 2020
Our 2020 outlook is updated for our current views of end market growth, the expected timing on additional big LNG orders as well as the starting point for 2019 in the “base” outlook. Splitting the outlook into two parts is important, as the base does not require any additional big LNG orders. Further information can be found in the supplemental presentation included with this release.

•
Market Growth: We expect blended market growth of 1% to 2%, with D&S markets averaging 3% growth and base E&C markets experiencing negative to flat trends in 2020. The E&C markets of natural gas processing and air cooler upstream are expected to decline in 2020, partially offset by single digit growth in downstream, refining/processing and petrochemical markets.

•
Base Outlook: Our total revenue growth is expected to be 21% to 24%, with 13% to 15% organic growth including Calcasieu Pass (7% to 9% organic excluding Calcasieu Pass). This results in expected base revenue between $1,615 and $1,680 million. The drivers above normal market growth include the already booked Calcasieu Pass, delivering on the Bechtel air cooled heat exchanger order, specialty markets growing over 10%, and increasing LNG infrastructure activity. We expect full year adjusted earnings per diluted share to be in the range of $4.75 to $5.25 per share, on approximately 35.8 million weighted average shares outstanding. This excludes any restructuring costs and transaction-related costs, and as such is a non-GAAP measure.

•
Upside Outlook: The upside outlook assumes booking additional big LNG orders based on current operator timelines for FID. Specifically, the upside outlook assumes we receive formal notice to proceed (“FNTP”) on Driftwood by the end of Q2 2020, and FNTP on Plaquemines and Cheniere Corpus Stage 3 also in 2020. In this scenario, revenue would be expected to be in the range of $1,720 million to $1,790 million, and associated adjusted earnings per diluted share to be in the range of $5.45 to $6.15, on approximately 35.8 million weighted average shares outstanding. This excludes any restructuring costs and transaction-related costs, or any dilution associated with our convertible notes, and as such is a non-GAAP measure.

•	Tax Rate: We anticipate our 2020 effective tax rate to be 21%.

•
Capital Expenditures: Capital expenditures are expected to be in the range of $35 million to $40 million, including investment in expanding our India manufacturing capabilities and completing the LNG vehicle tank line in Italy.

FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature.  Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements.  Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include:  the Company’s ability to successful integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully.  The Company undertakes no obligation to update or revise any forward-looking statement.

This presentation contains non-GAAP financial information, including EBITDA.  For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see slides titled "Non-GAAP Financial Measures" included in the appendix at the end of this presentation.

Chart is a leading diversified global manufacturer of highly engineered equipment servicing multiple market applications in Energy and Industrial Gas.  The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related.  Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and the Americas.  For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance.  See the pages at the end of this news release for the reconciliations of adjusted earnings per diluted share, the non-GAAP measures included in this release.

With respect to the Company's 2019 and 2020 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its third quarter 2019 results on a conference call on Thursday, October 17, 2019 at 9:30 a.m. ET.  Participants may join the conference call by dialing (877) 312-9395 in the U.S. or

(970) 315-0456 from outside the U.S., entering conference ID 4753859.  Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com.  You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 4753859.  The telephone replay will be available beginning 1:30 p.m. ET, Thursday, October 17, 2019 until 1:30 p.m. ET, Thursday, October 24, 2019.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Executive Officer
630-418-9403
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2019	September 30, 2018	June 30, 2019	September 30, 2019	September 30, 2018
Sales (1)	$357.8	$272.2	$309.6	$956.7	$794.2
Cost of sales	256.6	189.9	226.8	705.6	572.2
Gross profit	101.2	82.3	82.8	251.1	222.0
Selling, general, and administrative expenses	57.5	45.8	50.2	163.0	140.5
Amortization expense	13.8	5.0	7.3	28.3	15.7
Operating expenses	71.3	50.8	57.5	191.3	156.2
Operating income (1) (2) (3) (4) (5)	29.9	31.5	25.3	59.8	65.8
Interest expense, net	7.8	5.3	5.4	18.5	17.9
Other (income) expense, net	(3.0)	—	0.4	(2.3)	0.8
Income from continuing operations before income taxes	25.1	26.2	19.5	43.6	47.1
Income tax expense	6.4	4.2	4.9	9.3	9.7
Net income from continuing operations	18.7	22.0	14.6	34.3	37.4
Income from discontinued operations, net of taxes	—	0.7	—	—	4.7
Net income	18.7	22.7	14.6	34.3	42.1
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	—	0.5	0.2	0.3	1.8
Net income attributable to Chart Industries, Inc.	$18.7	$22.2	$14.4	$34.0	$40.3

Income from continuing operations	$18.7	$21.5	$14.4	$34.0	$35.6
Income from discontinued operations, net of taxes	—	0.7	—	—	4.7
Net income attributable to Chart Industries, Inc.	$18.7	$22.2	$14.4	$34.0	$40.3
Basic earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.52	$0.70	$0.44	$1.02	$1.15
Income from discontinued operations	—	0.02	—	—	0.15
Net income attributable to Chart Industries, Inc.	$0.52	$0.72	$0.44	$1.02	$1.30
Diluted earnings per common share attributable to Chart Industries, Inc.
Income from continuing operations	$0.51	$0.65	$0.41	$0.97	$1.11
Income from discontinued operations	—	0.02	—	—	0.14
Net income attributable to Chart Industries, Inc.	$0.51	$0.67	$0.41	$0.97	$1.25
Weighted-average number of common shares outstanding:
Basic	35.76	31.03	32.47	33.28	30.97
Diluted (6)	36.73	32.95	34.72	35.05	32.14
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(1)
Includes sales and operating income for VRV, included in the E&C Cryogenics and D&S East segment results since the acquisition date, November 15, 2018 and sales and operating income for AXC, included in E&C FinFans segment results since the acquisition date, July 1, 2019, as follows:

•
Sales were $86.0 (E&C Cryogenics: $13.5, E&C FinFans: $60.1, D&S East: $12.4) for the three months ended September 30, 2019 and $28.9 (E&C Cryogenics: $12.9, D&S East: $16.0) for the three months ended June 30, 2019.

•
Operating income (loss) was $5.0 (E&C Cryogenics: $2.6, E&C FinFans: $2.6, D&S East: $(0.2)) for the three months ended September 30, 2019 and $(1.1) (E&C Cryogenics: $(2.8), D&S East: $1.7) for the three months ended June 30, 2019.

(2)	Includes depreciation expense of:

•	$10.3, $7.2, and $8.7 for the three months ended September 30, 2019, September 30, 2018, and June 30, 2019, respectively, and

•	$27.8 and $21.2 for the nine months ended September 30, 2019 and 2018, respectively.

(3)	Includes restructuring costs of:

•	$1.5, $2.0, and $4.4 for the three months ended September 30, 2019, September 30, 2018, and June 30, 2019, respectively, and

•	$13.3 and $3.5 for the nine months ended September 30, 2019 and 2018, respectively.
(4) Includes transaction-related costs of:

•	$4.3, $2.0 and $1.8 for the three months ended September 30, 2019 and 2018 and June 30, 2019, respectively, and

•	$7.0 and $4.1 for the nine months ended September 30, 2019 and 2018, respectively.

(5)
Includes $0.8 related to AXC integration activities during the third quarter of 2019, and $0.6 and $1.8 related to VRV integration activities for the three and nine months ended September 30, 2019, respectively.

(6)
Includes an additional 0.59 and 1.33 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and nine months ended September 30, 2019 , respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 0.59 and 1.04 for the three and nine months ended September 30, 2019, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2019	September 30, 2018	June 30, 2019	September 30, 2019	September 30, 2018
Net Cash Provided By Operating Activities	$55.7	$21.0	$32.8	$55.3	$63.6
Investing Activities
Acquisition of businesses, net of cash acquired	(599.7)	—	(1.4)	(603.9)	(12.5)
Capital expenditures	(11.6)	(8.2)	(9.2)	(26.7)	(26.4)
Investments (1)	(3.3)	—	—	(3.3)	—
Government grants	0.7	0.1	—	0.5	0.8
Net Cash Used In Investing Activities	(613.9)	(8.1)	(10.6)	(633.4)	(38.1)
Financing Activities
Borrowings on revolving credit facilities	150.6	123.3	33.2	202.6	188.3
Repayments on revolving credit facilities	(92.9)	(68.5)	(264.3)	(384.2)	(123.3)
Repurchase of convertible notes	—	(57.1)	—	—	(57.1)
Borrowings on term loan	450.0	—	—	450.0	—
Repayments on term loan	—	—	—	—	(3.0)
Payments for debt issuance costs (1)	(10.9)	—	(2.7)	(13.6)	(0.2)
Proceeds from exercise of stock options	0.2	3.6	0.9	9.4	5.4
Common stock repurchases	—	(0.1)	(0.1)	(2.8)	(2.4)
Payments for equity issuance costs	(0.6)	—	(8.9)	(9.5)	—
Issuance of shares	—	—	295.8	295.8
Other	(0.1)	—	(0.4)	(0.5)	(0.4)
Net Cash Provided By Financing Activities	496.3	1.2	53.5	547.2	7.3
DISCONTINUED OPERATIONS
Cash (Used In) Provided By Operating Activities	—	(2.6)	—	—	1.5
Cash Provided By (Used In) Investing Activities	—	0.1	—	—	(0.8)
Cash Used In Discontinued Operations	—	(2.5)	—	—	0.7
Effect of exchange rate changes on cash	(5.9)	(2.9)	0.9	(6.5)	(6.7)
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(67.8)	8.7	76.6	(37.4)	26.8
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (2)	149.5	149.5	72.9	119.1	131.4
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD	$81.7	$158.2	$149.5	$81.7	$158.2
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(1)	Non-cash investing activities of $7.0 related to the conversion of a note receivable into an investment in Stabilis equity securities during the nine months ended September 30, 2019.
(2)    Includes restricted cash and restricted cash equivalents as follows:

•	$1.0 in other assets at September 30, 2019, September 30, 2018 and June 30, 2019, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	September 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$80.7	$118.1
Accounts receivable, net	224.5	194.8
Inventories, net	234.9	233.1
Other current assets	143.8	115.7
Property, plant, and equipment, net	398.9	361.1
Goodwill	798.0	520.7
Identifiable intangible assets, net	577.8	330.4
Investments	15.9	2.8
Other assets	23.3	21.0
TOTAL ASSETS	$2,497.8	$1,897.7

LIABILITIES AND EQUITY
Current liabilities	$374.4	$366.6
Long-term debt	792.5	533.2
Other long-term liabilities	127.8	108.9
Equity	1,203.1	889.0
TOTAL LIABILITIES AND EQUITY	$2,497.8	$1,897.7

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30, 2019	September 30, 2018	June 30, 2019	September 30, 2019	September 30, 2018
Sales
E&C Cryogenics	$48.9	$35.6	$47.3	$131.3	$98.6
E&C FinFans	128.6	62.5	72.9	272.0	190.2
D&S West	114.9	119.0	113.5	344.8	337.2
D&S East	70.4	56.8	77.7	216.8	174.3
Intersegment eliminations	(5.0)	(1.7)	(1.8)	(8.2)	(6.1)
Consolidated (1)	$357.8	$272.2	$309.6	$956.7	$794.2
Gross Profit
E&C Cryogenics	$7.9	$12.1	$10.3	$18.3	$22.0
E&C FinFans	39.8	14.8	20.3	79.4	45.6
D&S West	38.1	44.7	41.7	119.2	119.0
D&S East	16.3	11.2	11.3	36.7	37.1
Intersegment eliminations	(0.9)	(0.5)	(0.8)	(2.5)	(1.7)
Consolidated	$101.2	$82.3	$82.8	$251.1	$222.0
Gross Profit Margin
E&C Cryogenics	16.2%	34.0%	21.8%	13.9%	22.3%
E&C FinFans	30.9%	23.7%	27.8%	29.2%	24.0%
D&S West	33.2%	37.6%	36.7%	34.6%	35.3%
D&S East	23.2%	19.7%	14.5%	16.9%	21.3%
Consolidated	28.3%	30.2%	26.7%	26.2%	28.0%
Operating Income (Loss)
E&C Cryogenics	$3.6	$6.4	$—	$(7.1)	$2.9
E&C FinFans	16.2	5.7	10.3	36.0	17.9
D&S West	24.9	31.9	27.8	77.7	77.7
D&S East	7.1	3.3	2.1	7.1	13.5
Corporate	(21.0)	(15.3)	(14.1)	(51.4)	(44.5)
Intersegment eliminations	(0.9)	(0.5)	(0.8)	(2.5)	(1.7)
Consolidated (1) (2) (3) (4)	$29.9	$31.5	$25.3	$59.8	$65.8
Operating Margin (Loss)
E&C Cryogenics	7.4%	18.0%	—%	(5.4)%	2.9%
E&C FinFans	12.6%	9.1%	14.1%	13.2%	9.4%
D&S West	21.7%	26.8%	24.5%	22.5%	23.0%
D&S East	10.1%	5.8%	2.7%	3.3%	7.7%
Consolidated	8.4%	11.6%	8.2%	6.3%	8.3%
_______________

(1)
Includes sales and operating income for VRV, included in the E&C Cryogenics and D&S East segment results since the acquisition date, November 15, 2018 and sales and operating income for AXC, included in E&C FinFans segment results since the acquisition date, July 1, 2019, as follows:

•
Sales were $86.0 (E&C Cryogenics: $13.5, E&C FinFans: $60.1, D&S East: $12.4) and $28.9 (E&C Cryogenics: $12.9, D&S East: $16.0) for the three months ended September 30, 2019 and for the three months ended June 30, 2019, respectively.

•	Sales were $137.1 (E&C Cryogenics: $35.0, E&C FinFans: $60.1, D&S East: $42.0 ) for the nine months ended September 30, 2019 .

•
Operating income (loss) was $5.0 (E&C Cryogenics: $2.6, E&C FinFans: $2.6, D&S East: $(0.2)) and $(1.1) (E&C Cryogenics: $(2.8), D&S East: $1.7) for the three months ended September 30, 2019 and for the three months ended June 30, 2019, respectively.

•	Operating (loss) income was $(4.2) (E&C Cryogenics: $(3.0), E&C FinFans: $2.6, D&S East: $(3.8)) for the nine months ended September 30, 2019 .

(2)	Restructuring costs for the three months ended:

•	September 30, 2019 were $1.5 ($0.2 – E&C Cryogenics, $0.6 - E&C FinFans, $0.4 – D&S West, $0.3 – D&S East, and $0.0 – Corporate).

•	September 30, 2018 were $2.0 ($0.1 – E&C FinFans, $0.1 – D&S East, and $1.8 – Corporate).

•	June 30, 2019 were $4.4 ($(1.1) – E&C Cryogenics, $0.1 – D&S West, and $5.4 - D&S East).

(3)	Includes transaction-related costs of:

•	$4.3, $2.0 and $1.8 for the three months ended September 30, 2019 and 2018 and June 30, 2019, respectively, and

•	$7.0 and $4.1 for the nine months ended September 30, 2019 and 2018, respectively.

(4)
Includes $0.8 related to AXC integration activities during the third quarter of 2019 (E&C FinFans: $0.7, Corporate: $0.1), and $0.6 (D&S East: $0.2, Corporate: $0.4) and $1.8 (D&S East: $0.2, Corporate: $1.6) related to VRV integration activities for the three and nine months ended September 30, 2019, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	September 30, 2019	September 30, 2018	June 30, 2019
Orders
E&C Cryogenics(1) (4)	$35.1	$23.5	$49.6
E&C FinFans (2)	63.0	61.4	77.8
D&S West	111.6	103.3	115.8
D&S East (3)	76.5	75.6	78.8
Consolidated	$286.2	$263.8	$322.0

	As of
	September 30, 2019	September 30, 2018	June 30, 2019
Backlog
E&C Cryogenics(1) (4) (5)	$288.3	$94.9	$301.9
E&C FinFans (2)	136.4	131.1	117.4
D&S West	127.1	130.7	130.1
D&S East (3)	203.8	144.8	203.4
Consolidated	$755.6	$501.5	$752.8
_______________

(1)
E&C Cryogenics orders include $10.8 and $15.4 in orders related to VRV for the three months ended September 30, 2019 and June 30, 2019, respectively. E&C Cryogenics backlog as of September 30, 2019 and June 30, 2019 includes $43.4 and $46.2 related to VRV, respectively.

(2)	E&C FinFans orders include $23.6 in orders related to AXC for the three months ended September 30, 2019. E&C FinFans backlog as of September 30, 2019 includes $47.7 related to AXC.

(3)
D&S East orders include $12.5 and $12.4 in orders related to VRV for the three months ended September 30, 2019 and June 30, 2019, respectively. D&S East backlog as of September 30, 2019 and June 30, 2019 includes $38.3 and $39.6 related to VRV, respectively.

(4)
E&C Cryogenics orders and backlog for the three months ended March 31, 2019 include a $135 million order for the cold box and brazed aluminum heat exchanger equipment content on Venture Global’s Calcasieu Pass liquefied natural gas (LNG) export terminal project.

(5)	Included in the E&C Cryogenics backlog for all periods presented is approximately $40 million related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	September 30, 2019	September 30, 2018	June 30, 2019
Earnings per diluted share as reported (U.S. GAAP) – Continuing Operations	$0.51	$0.65	$0.41
Restructuring, transaction-related and other costs (1)	0.17	0.07	0.19
Commercial and legal settlements	0.05	—	—
Integration and step up costs (2)	0.03	—	0.02
Dilution impact of convertible notes (3)	0.01	0.02	0.02
Accelerated tax impacts related to China facility closure (4)	—	—	0.04
Adjusted earnings per diluted share (non-GAAP) – Continuing Operations	$0.77	$0.74	$0.68

	Three Months Ended
	September 30, 2019	September 30, 2018	June 30, 2019
Earnings per diluted share as reported (U.S. GAAP) – Discontinued Operations	$—	$0.02	$—
Adjusted earnings per diluted share as reported (U.S. GAAP) –Discontinued Operations	$—	$0.02	$—

	Three Months Ended
	September 30, 2019	September 30, 2018	June 30, 2019
Earnings per diluted share as reported (U.S. GAAP) – Consolidated	$0.51	$0.67	$0.41
Restructuring, transaction-related and other costs (1)	0.17	0.07	0.19
Commercial and legal settlements	0.05	—	—
Integration and step up costs (2)	0.03	—	0.02
Dilution impact of convertible notes (3)	0.01	0.02	0.02
Accelerated tax impacts related to China facility closure (4)	—	—	0.04
Adjusted earnings per diluted share (non-GAAP) – Consolidated	$0.77	$0.76	$0.68
_______________

(1)
During the third quarter of 2019, we recorded $1.5 in restructuring costs that primarily related to facility consolidation in our E&C FinFans segment, as well as departmental restructuring, including headcount reductions.  During the third quarter of 2019, we also incurred $4.3 in transaction-related costs and $1.6 in other one-time costs that primarily related to the departure and election of certain officers of the Company. During the first half of 2019, we recorded $11.8 of restructuring costs primarily related to the consolidation of certain of our facilities and streamlining commercial activities within our Lifecycle business in our previous E&C segment and geographic realignment of manufacturing capacity in D&S East.

(2)
Includes $1.7 in expense recognized in cost of sales related to inventory step-up for the first half of 2019. We also incurred $0.8 related to AXC integration activities during the third quarter of 2019, and $0.6 and $1.8 related to VRV integration activities in the three and nine months ended September 30, 2019, respectively.

(3)
Includes an additional 0.59 and 1.33 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and nine months ended September 30, 2019, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 0.59 and 1.04 for the three and nine months ended September 30, 2019, respectively.

(4)	Includes $1.7 related to the accelerated tax impacts of closing a China facility.
Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.